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                                                          EXHIBIT 10.23
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                    EMPLOYMENT SEVERANCE AND CONSULTING AGREEMENT

         This Employment Severance and Consulting Agreement is entered into effective as of this 2nd day of December, 1996 (the "Execution Date") by and between Mike Hoberg ("Hoberg") and DSP Group, Inc., a Delaware corporation ("DSPG").

                                       RECITALS

         A.  Hoberg has served as DSPG's Controller and Chief Accounting
Officer.

         B. Hoberg has resigned as DSPG's Controller and Chief Accounting Officer as of October 31, 1996, on the terms set forth below.

                                       AGREEMENT

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Eight (8) days after DSPG receives satisfactory evidence of the fully executed original of this Agreement (assuming that Hoberg has executed this Agreement and has not revoked acceptance within the seven (7) day period as set forth in Section 2 (below), DSPG will cause to be delivered to Hoberg $250.

         2. Provided that Hoberg does not revoke this Agreement prior to the eighth day after the date that this Agreement was executed by Hoberg, and so long as Hoberg is not in breach of this Agreement or any Confidentiality Agreement with DSPG, DSPG shall agree (a) to pay to Hoberg a salary of $9,533.34 per month through January 31, 1997 (the "Salary"), subject to applicable withholding taxes, deductions, etc., in exchange for Hoberg's continued full-time employment with DSPG reporting directly to the Chief Financial Officer of DSPG and to not compete, in any way directly or indirectly, with DSPG through January 31, 1997, (b) thereafter if Hoberg has remained a full time employee of DSPG through January 31, 1997, to pay to Hoberg an additional amount equal to $9,533.34 per month through April 30, 1997 (the "Consulting Fee"), subject to applicable withholding taxes, deductions, etc. in exchange for Hoberg's agreement to consult with the Chief Financial Officer of DSPG and (c) provide a mutually acceptable letter of reference. The Salary and Consulting Fee shall be paid bi-monthly, in arrears. Hoberg's stock options in DSPG shall continue to vest up to and through April 30, 1997. Thereafter, Hoberg shall have through June 14, 1997, to exercise his stock options vested as of April 30, 1997 in accordance with the terms of such stock options and thereafter all unexercised stock options shall be null and void. Up to and through April 30, 1997, so long as Hoberg has remained a full time employee of DSPG through January 31, 1997, DSPG shall also continue to provide to Hoberg at its cost the employment benefits which Hoberg is currently receiving to the extent it may lawfully and contractually provide such benefits to him. Upon Hoberg's termination of full time employment, Hoberg shall be paid immediately for all accrued vacation and unreimbursed travel expenses.


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         3.  Upon execution of this Agreement, Hoberg shall submit to DSPG a written report describing in detail all on-going contacts and activities made or performed by Hoberg on DSPG's behalf in order to provide a smooth transition. On, or before January 31, 1997, Hoberg shall return to DSPG all DSPG property in Hoberg's possession and control, including, but not limited to, all keys to DSPG offices and facilities, equipment, and all DSPG credit cards owned by DSPG. Until the earlier to occur of (i) Hoberg's full time employment with another business and (ii) December 31, 1997, DSPG shall (a) agree to maintain and allow Hoberg access and use of the (408) 986-4445 voicemail so long as DSPG maintains its current voicemail system and (b) allow Hoberg the reasonable use and access during DSPG's regular business hours to DSPG's computer and Internet network, printers, fax machines and copiers.

         4. Upon execution of this Agreement, Hoberg acknowledges that he has resigned as the Controller and Chief Accounting Officer of DSPG effective as of October 31, 1996, and confirms that he has resigned as the Controller and Chief Accounting Officer of DSPG, notwithstanding any right to revoke other terms of this Agreement concerning his employment as set forth herein.

         5. Subject to the terms and conditions of this Agreement, Hoberg hereby agrees that he is entitled to no further severance or bonus from DSPG and agrees that the compensation to be paid hereunder is greater than the compensation and/or severance, if any, to which Hoberg was entitled. Notwithstanding the foregoing, on, or before, January 31, 1997, DSPG shall pay to Hoberg his annual bonus of $22,800, subject to applicable withholding taxes, deductions, etc., as contemplated in Hoberg's offer of employment from DSPG dated December 10, 1993. Such bonus shall be paid to Hoberg even if Hoberg shall terminate employment with DSPG prior to January 31, 1997.

         6. Hoberg represents that Hoberg has had the opportunity to thoroughly discuss all aspects of this Agreement, including the general release provisions, with his advisors; has carefully read and understood all of the provisions of this Agreement; and, that Hoberg has voluntarily entered into this Agreement.

         7. Hoberg acknowledges that this Agreement was delivered to Hoberg on the Execution Date, and DSPG agreed that Hoberg had until the close of business on December 23, 1996 (21 days later), to consider the Agreement. Hoberg elected to execute this Agreement on the Execution Date as a matter of Hoberg's choice and acknowledges that he has been afforded sufficient time to consider the Agreement and has obtained legal advice. DSPG acknowledges that Hoberg may revoke this Agreement for a period of seven (7) days following the date this Agreement is executed by Hoberg, but such revocation shall not effect the termination of Hoberg's employment status as the Controller and Chief Accounting Officer of DSPG.

         8. As a material inducement to execute this Agreement, and except for the provisions herein and except for claims, if any, that arise under Hoberg's Indemnification Agreement with DSPG dated July 22, 1994 (the "Indemnification Agreement") for


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Hoberg's actions as an officer or employee of DSPG through the date of termination of his employment with DSPG, Hoberg hereby irrevocably and unconditionally releases, acquits, and forever discharges DSPG (for purposes of this Section and Sections 9, 10 and 11 (below), DSPG shall include DSPG's predecessors, successors, assigns, agents, subsidiaries, former subsidiaries, directors, former directors, officers, former officers, employees, representatives, attorneys, affiliates (and agents, directors, officers, employees, representatives, and attorneys of such affiliates and former officers, directors, and agents thereof)), and all persons acting by, through, under, or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown ("Claim" or "Claims") which Hoberg now has, owns, or holds, or claims to have, owns, or holds, or which Hoberg at any time heretofore had, owned, or held, or claimed to have, owns, or holds, against DSPG or any of DSPG's Releasees.

         9. Except for the provisions of this Agreement and except for any claims, causes of action or any other rights of DSPG against Hoberg, including but not limited to any DSPG Claim (as defined below), for which Hoberg is NOT entitled to indemnification under the Indemnification Agreement, DSPG hereby irrevocably and unconditionally releases, acquits, and forever discharges Hoberg from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown (a "DSPG Claim") which DSPG now has, owns, or holds, or claims to have, owns, or holds, or which DSPG at any time heretofore had, owned, or held, or claimed to have, owns, or holds, against Hoberg.

         10. Hoberg and DSPG each expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, DSPG and Hoberg expressly acknowledge that this Agreement is intended to include in its effect, without limitation except as expressly set forth in Sections 8 and 9, all Claims which DSPG or Hoberg may have against the other, up to and through the last date of execution of this document, including but not limited to those under the Age Discrimination and


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Employment Act, even though one or the other is not currently aware of or suspects such claim to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

         11. Without limiting the generality of the foregoing, DSPG and Hoberg, each hereby agree that in the event that any party hereto should bring any action, suit, or other proceedings against any other party hereto, concerning a breach of this Agreement, the claims released by this Agreement, or contesting the validity of this Agreement, or attempting to rescind, negate, modify or reform this Agreement or any of its terms or provisions, or to remedy, prevent or obtain relief from a breach of this Agreement, the prevailing party to such an action, suit or proceeding, shall be entitled to the attorneys' fees reasonably incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

         12. Hoberg represents and acknowledges that in executing this Agreement he has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement, or otherwise.

         13. This Agreement shall be binding upon the parties hereto and their heirs, administrators, representatives, executors, successors and assigns (collectively, the "Interested Parties"), and shall inure to the benefit of DSPG and Hoberg, their respective Interested Parties and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

         14. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced, and governed under the laws of said State.

         15. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.


DSP GROUP, INC.


By /s/ Eli Ayalon                               /s/ Michael Hoberg
   ___________________________________          ______________________________
   Eli Ayalon,                                      Mike Hoberg
   Chief Executive Officer



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